EXHIBIT 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock of PEDEVCO Corp., a Texas corporation (“PEDEVCO” or the “Company”), which common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Only the Company’s common stock is registered under Section 12 of the Exchange Act.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and is qualified in its entirety by reference to our Certificate of Formation, as amended and restated (“Certificate of Formation”) and our Bylaws, as amended and restated (“Bylaws”), which are incorporated by reference as exhibits to this Annual Report on Form 10-K, and by applicable law. For purposes of this description, references to the “Company”, “PEDEVCO,” “we,” “our” and “us” refer only to PEDEVCO and not to its subsidiaries.

Authorized Capitalization

The total number of authorized shares of our common stock is 300,000,000 shares, $0.001 par value per share.

The total number of “blank check” authorized shares of our preferred stock is 100,000,000 shares, $0.001 par value per share.

Common Stock

Voting Rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights.

Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, Texas law, our Certificate of Formation or Bylaws. Subject to the terms of the Shareholder Agreement (discussed below), so long as that remains in place, the election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we have designated, or may designate and issue in the future.

Dividend Rights. Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up, our common stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Fully Paid Status. All outstanding shares of the Company’s common stock are validly issued, fully paid and non-assessable.

Listing. Our common stock is listed and traded on the NYSE American under the symbol “PED”.

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Other Matters. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities.

Business Combinations under Texas Law

A number of provisions of Texas law, our Certificate of Formation and Bylaws could make it more difficult for the acquisition of our company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the Texas Business Organizations Code (the “Texas Business Combination Law”). That law provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder”, for a period of three years from the date that person became an affiliated shareholder, subject to certain exceptions (described below). An “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares. The law’s prohibitions do not apply if the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

Because we have more than 100 of record shareholders, we are considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

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the business combination of an issuing public corporation: where the corporation’s original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its charter or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

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a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

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a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or

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a business combination of a corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither our Certificate of Formation, nor our Bylaws contain any provision expressly providing that we will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving our company, even if that event would be beneficial to our shareholders.

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Anti-Takeover Provisions of Our Charter Documents

Our Certificate of Formation and Bylaws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over, that could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business. These provisions include:

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Special Meetings of Stockholders — Our Bylaws provide that special meetings of the stockholders may only be called by our Chairman, our President, or upon written notice to our board of directors by our stockholders holding not less than 30% of our outstanding voting capital stock.

●	Amendment of Bylaws — Our Bylaws may be amended by our Board of Directors alone.

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Advance Notice Procedures — Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders. At an annual meeting, our stockholders elect a Board of Directors and transact such other business as may properly be brought before the meeting. By contrast, at a special meeting, our stockholders may transact only the business for the purposes specified in the notice of the meeting.

●	No cumulative voting — Our Certificate of Formation and Bylaws do not include a provision for cumulative voting in the election of directors.

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Vacancies — Our Bylaws provide that vacancies on our Board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders, except as discussed below in connection with the Shareholder Agreement (discussed below).

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Preferred Stock — Our Certificate of Formation allows us to issue up to 100,000,000 shares of preferred stock. The undesignated preferred stock may have rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having an anti-takeover effect.

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Authorized but Unissued Shares — Our Board of Directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

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Number of Directors. The number of members of the Board of Directors shall never be less than one and so long as the Shareholder Agreement (discussed below) is in effect the number of directors of the Corporation may not be changed, whether by amendment to the Bylaws of the Corporation or otherwise, if doing so would violate any covenant of the Corporation in the Shareholder Agreement. Additionally, the Bylaws provide that the number of directors shall be five (5), provided that the Board of Directors may, pursuant to a resolution adopted by a majority of the Board, fix a greater number of directors from time to time; provided that, so long as the Shareholder Agreement is in effect, and as of the date of any proposed increase in the number of directors, the Company is in compliance with the Shareholder Agreement.

●	Chairman of the Board of Directors. Subject to the terms of the Shareholder Agreement, the directors may from time to time elect from their number a Chairman of the Board of Directors.

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Quorum. A majority of the directors then in office shall constitute a quorum for all purposes at any meeting of the Board of Directors; provided, that, for so long as a Juniper Director (defined below) that is not an independent director serves on the Board of Directors, at least one such Juniper Director must be present at such meeting to constitute a quorum.

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Selection of Committee Members. Each committee shall consist of such number of directors, with such qualifications, as may be required by applicable laws, regulations or stock exchange rules or as from time to time may be fixed by the Board of Directors; provided that, so long as the Shareholder Agreement is in effect, the Board of Directors may not designate a committee or its members in a manner that would violate any covenant of the Company in the Shareholder Agreement.

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Shareholder Agreement

On October 31, 2025, the Company entered into a Shareholder Agreement with (a) Century Oil and Gas Holdings, LLC, a Delaware limited liability company (“Century”); and (b) North Peak (“North Peak”, and collectively with Century, the “Juniper Shareholder”), and solely for purposes of certain limited provisions of the Shareholder Agreement, Dr. Simon G. Kukes, the then Executive Chairman of the Company and The SGK 2018 Revocable Trust, which is a family trust of which Dr. Kukes serves as trustee and beneficiary (the “Shareholder Agreement Shareholders”).

Board Nomination Rights

The Shareholder Agreement provides that the Board of Directors (the “Board”) will consist of six directors or such other number as approved by the Board in accordance with the organizational documents of the Company and the Shareholder Agreement and be constituted as follows:

(i)	three Directors nominated by the Juniper Shareholder (each, a “Juniper Director” and together, the “Juniper Directors”), which must include at least one independent director;

(ii)	two Directors, as nominated by the Corporate Governance and Nominating Committee of the Board (the “Governance Committee”), which must include at least one independent director; and

(iii)	one independent director mutually agreed in writing by the Juniper Shareholder and the Governance Committee (other than the Juniper Directors then-serving on the Governance Committee).

The right of the Juniper Shareholder to nominate Juniper Directors pursuant to the Shareholder Agreement will depend on its, together with its affiliates’, ownership of 3,181,818 shares of Company common stock issued to the Juniper Shareholder and its affiliates on February 27, 2026, on the applicable date of determination, as measured relative to a total of 13,300,815 shares of common stock issued and outstanding on February 27, 2026 (“Juniper Beneficial Ownership”), as follows: if Juniper Beneficial Ownership is 50% or more, the Juniper Shareholder may nominate three Juniper Directors, including one which must be an independent director; if Juniper Beneficial Ownership is between 30% and 49.9%, the Juniper Shareholder may nominate two Juniper Directors; if Juniper Beneficial Ownership is between 10% and 29.9%, the Juniper Shareholder may nominate one Juniper Director; and if Juniper Beneficial Ownership  is less than 10%, the Juniper Shareholder loses the right to nominate any Juniper Directors.

The nomination of such Juniper Directors is subject to such persons not being prohibited from serving as a member of the Board. In the event any Juniper Director ceases serving as a member of the Board for any reason, the Juniper Shareholder has the right to designate a replacement, and subject to certain customary exceptions, the Board is required to take all reasonable actions within its control to appoint such replacement person as a member of the Board of the Company to fill such vacancy. The Juniper Shareholder also has the right to remove any Juniper Director at any time for any reason.

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The Board is prohibited from increasing or decreasing the number of members of the Board without the affirmative vote of a majority of the independent directors then on the Board that are not Juniper Directors, and the written consent of the Juniper Shareholder.

Each Juniper Director nominee must, in the good faith determination of the Board or the Governance Committee, (i) be suitable to serve on the Board in accordance with customary standards of suitability for directors of NYSE-listed companies; (ii) not be prohibited from serving as a director pursuant to any rule or regulation of the SEC or any national securities exchange on which the Company’s common stock is listed or admitted to trading; and (iii) not be subject to any order, decree or judgment of any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or self-regulatory body (including any domestic or foreign securities exchange) prohibiting service as a director of any public company.

In addition, for so long as the Juniper Shareholder is entitled to designate at least one Juniper Director, the Shareholder Agreement provides that at least one Juniper Director shall serve as a member of each committee of the Board (other than the audit committee of the Board) and a Juniper Director shall be designated as the chairperson of the Compensation Committee and the Governance Committee, subject to certain limited exceptions.

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